Exhibit (d)

September 3, 2021

Citibank, N.A. – ADR Department
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), 20,000,000 American Depositary Shares (the “ADSs”) to be issued under the Amended and Restated Deposit Agreement, dated as of February 25, 2014, by and among Citibank, N.A., as Depositary, Kimberly Clark de México, S.A.B. de C.V., a company organized under the laws of the United Mexican States (the “Company”), and the Holders and Beneficial Owners (each as defined in the Amended and Restated Deposit Agreement and hereinafter used as so defined) from time to time of ADSs issued thereunder, a copy of which is being filed as Exhibit (a) to the Registration Statement (the “Deposit Agreement”). Each ADS will represent the right to receive, subject to the terms and conditions of the Deposit Agreement, Mexican law and, if applicable, the American Depositary Receipt (“ADR”) evidencing such ADS, five (5) Certificados de Participacion Ordinarios (“CPOs”), each CPO representing one (1) Series A common share of the Company (the “Share(s)”).

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as tax advice.

Assuming that, at the time of their issuance, the Registration Statement will be effective, the Deposit Agreement has been duly executed and delivered, and the Shares and the CPOs have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Holders to the rights specified in the Deposit Agreement and, if applicable, the ADR(s) evidencing the ADS(s).

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours,

PATTERSON BELKNAP WEBB & TYLER LLP

By:	/s/ Herman Raspé
A Member of the Firm

Ex (d)-1